Exhibit 99.1

Cannae Holdings, Inc. Announces $250 Million Investment in Foley Trasimene Acquisition Corp. and Alight Solutions Merger

~ Foley Trasimene Acquisition Corp. to Merge with Alight Solutions ~

~ Bill Foley to Become Chairman of the Newly Combined Company’s Board of Directors ~

Las Vegas, January 25, 2021 – Cannae Holdings, Inc. (NYSE:CNNE) (“Cannae” or the “Company”) today announced that the Company, in conjunction with the announced Foley Trasimene Acquisition Corp. (NYSE: WPF, WPF WS) (“Foley Trasimene”) and Alight Solutions (“Alight”) definitive merger, will invest $250 million as part of a private placement. This investment is in addition to Cannae’s forward purchase agreement of $150 million, both of which will occur concurrently with the closing of the Foley Trasimene and Alight business combination, expected to close in the second quarter of 2021. The transaction reflects an implied pro-forma enterprise value for Alight of approximately $7.3 billion.

For the Company’s total investment of approximately $405 million in Foley Trasimene and Alight merger, Cannae will receive 44.6 million shares of Alight common stock and 8.0 million Alight warrants. Excluding any cost of the warrants, Cannae’s implied cost per share is $8.96.

William P. Foley, II, Chairman of Cannae and Foley Trasimene, commented, “Cannae’s additional investment in Foley Trasimene and the combination with Alight, offers our shareholders a unique opportunity to invest in a market leading employee benefits platform with an attractive financial profile with highly recurring and diversified revenue streams. I believe there is significant opportunity to further transform the business and create value for shareholders, a critical component of Cannae’s core values which is, in turn, why we are excited to bring this transaction to the public markets.”

Transaction Summary

Under the terms of the definitive agreement, the proposed transaction will be effected through a business combination pursuant to which Foley Trasimene will combine with Alight and, in connection with the business combination, Alight will become a publicly traded entity under the name “Alight, Inc.”.

The cash component of the consideration will be funded by Foley Trasimene’s cash in trust, as well as a $1.55 billion private placement from various institutional and private investors, and the previously announced forward purchase agreements, as follows:

•	$250 million investment from Cannae as well as the previously announced $150 million forward purchase investment

•	$150 million forward purchase agreement from THL FTAC LLC, an affiliate of Thomas H. Lee Partners, L.P.

•	$150 million investment from Fidelity National Title Insurance Co., Chicago Title Insurance Co., and Commonweath Land Title Insurance Co.

•	Other institutional investors include: Hedosophia, Survetta Capital, and Third Point LLC

The balance of the consideration will consist of equity in the combined company. Existing Alight equity holders, including Blackstone, ADIA, GIC, New Mountain Capital and management, will remain the largest investors in the Company.

Completion of the transaction is subject to approval by Foley Trasimene stockholders, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the transaction, and other customary closing conditions.

Additional information about the business combination will be provided in a preliminary registration statement to be filed with the SEC, which will be available on the SEC website at www.sec.gov once filed. Additional information about the business combination will also be provided in a Current Report on Form 8-K to be filed with the SEC by Foley Trasimene that will also contain an investor presentation relating to the transaction.

About Cannae Holdings, Inc.

Cannae Holdings, Inc. (NYSE: CNNE) is engaged in actively managing and operating a group of companies and investments, as well as making additional majority and minority equity portfolio investments in businesses, in order to achieve superior financial performance and maximize the value of these assets. Cannae was founded and is led by investor William P. Foley, II. Foley is responsible for the creation and growth of over $140 Billion in publicly traded companies including Fidelity National Information Services (“FIS”), Fidelity National Financial (“FNF”), and Black Knight, Inc. (“BKI”). Cannae’s current principal holdings include Dun & Bradstreet Holdings, Inc. (“DNB”), which recently completed a successful business transformation and IPO. Cannae holds an approximately 18% interest in Dun & Bradstreet or ~76 million shares. Cannae’s second principal holding is Ceridian (“CDAY”), which Foley transformed from a legacy payroll bureau into a leading cloud based provider of human capital management software. Cannae owns approximately 9.5% of Ceridian representing ~14 million shares.

About Foley Trasimene Acquisition Corp.

Foley Trasimene Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For more information, please visit https://www.foleytrasimene.com/.

About Alight Solutions

With an unwavering belief that a company’s success starts with its people, Alight Solutions is a leading cloud-based provider of integrated digital human capital and business solutions. Leveraging proprietary AI and data analytics, Alight optimizes business process as a service (BPaaS) to deliver superior outcomes for employees and employers across a comprehensive portfolio of services. Alight allows employees to optimize their health, wealth and work while enabling global organizations to achieve a high-performance culture. Alight’s 15,000 dedicated colleagues serve more than 30 million employees and family members. Learn how Alight helps organizations of all sizes, including over 70% of the Fortune 100 at alight.com

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding our expectations with respect to the combination of Foley Trasimene and Alight and our expectations with respect to the future performance and anticipated financial impacts of the proposed business combination, the satisfaction or waiver of the closing conditions to the proposed business combination, and the timing of the proposed business combination. Forward-looking statements are not historical facts, involve a number of risks and uncertainties and are based on management’s beliefs and assumptions based on information currently available. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Contacts

Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com

Shannon Devine, VP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com

Source: Cannae Holdings, Inc.